Exhibit 3.1

SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

JACKSONVILLE BANCORP, INC.

Pursuant to the resolution of the Board of Directors of Jacksonville Bancorp, Inc. (the “Corporation”) dated as of June 27, 2013, the directors of the Corporation resolved to adopt the following amendment to the Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”). Accordingly, the Bylaws of the Corporation are hereby amended as follows:

1.	The following paragraph shall be added to the end of Article IV, Section 6 of the Bylaws:

“In the event of a vacancy in the office of Chief Executive Officer, the Board may, in its discretion, appoint one or more other officers of the Corporation to perform the duties and exercise the powers of the Chief Executive Officer, until such vacancy is filled in accordance with these Bylaws.”

2.	The following paragraph shall be added to the end of Article IV, Section 7 of the Bylaws:

“In the event of a vacancy in the office of President, the Board may, in its discretion, appoint one or more other officers of the Corporation to perform the duties and exercise the powers of the President, until such vacancy is filled in accordance with these Bylaws.”

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1.	That I am the duly elected and acting Corporate Secretary of Jacksonville Bancorp, Inc., a Florida corporation; and

2.	That the foregoing Second Amendment to the Amended and Restated Bylaws of Jacksonville Bancorp, Inc. constitutes the amendment as duly adopted by the Board of Directors of Jacksonville Bancorp, Inc. on June 27, 2013.

IN WITNESS WHEREOF, I have hereunto subscribed my name and applied the seal of said corporation this 27th day of June, 2013.

/s/ Glenna Riesterer
Glenna Riesterer, Corporate Secretary